Exhibit 4.4

DESCRIPTION OF SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

As of March 9, 2020, InspireMD, Inc., a Delaware corporation (“we,” “our” and the “Company”) has three classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: (i) common stock, par value $0.0001 per share, (ii) warrants, with each warrant exercisable for 1/43,750 shares of common stock at an exercise price $8,750 per share (the “Series A Warrants”), and (iii) Series B Warrants, with each warrant exercisable for 1/1,750 shares of common stock at an exercise price of $3,500 per share, . The following description of such securities is intended as a summary of the terms of such securities as currently in effect and is qualified in its entirety by the provisions of our amended and restated certificate of incorporation, as amended (the “Certificate of Incorporation”), the bylaws, and the respective warrant agreements and the warrant certificates, copies of which are filed as exhibits to this Annual Report on Form 10-K and are incorporated by reference herein. We encourage you to read our amended and restated Certificate of Incorporation and amendments thereto, our bylaws, the forms of the respective warrant agreements and the warrant certificates and the applicable provisions of the Delaware General Corporation Law, as amended (the “DGCL”), for additional information.

Authorized Capital Stock

Pursuant to our Certificate of Incorporation, we have authorized 155,000,000 shares of capital stock, par value $0.0001 per share, of which 150,000,000 are shares of common stock and 5,000,000 are shares of “blank check” preferred stock. The authorized and unissued shares of common stock and the authorized and undesignated shares of preferred stock are available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange on which our securities may be listed. Unless approval of our stockholders is so required, our board of directors does not intend to seek stockholder approval for the issuance and sale of our common stock or preferred stock.

Common Stock

The holders of our common stock are entitled to one vote per share. Our Certificate of Incorporation does not provide for cumulative voting. Our directors are divided into three classes. At each annual meeting of stockholders, directors elected to succeed those directors whose terms expire are elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. The holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared by our board of directors out of legally available funds; however, the current policy of our board of directors is to retain earnings, if any, for operations and growth. Upon liquidation, dissolution or winding-up, the holders of our common stock are entitled to share ratably in all assets that are legally available for distribution. The holders of our common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock, which may be designated solely by action of our board of directors and issued in the future.

The transfer agent and registrar for our common stock is Action Stock Transfer Corp. The transfer agent’s address is 2469 E. Fort Union Blvd., Suite 214, Salt Lake City, Utah 84121.

Our common stock is listed on the NYSE American under the symbol “NSPR.”

Preferred Stock

The board of directors is authorized, subject to any limitations prescribed by law, without further vote or action by the stockholders, to issue from time to time shares of preferred stock in one or more series. Each such series of preferred stock shall have such number of shares, designations, preferences, voting powers, qualifications, and special or relative rights or privileges as shall be determined by the board of directors, which may include, among others, dividend rights, voting rights, liquidation preferences, conversion rights and preemptive rights. Issuance of preferred stock by our board of directors may result in such shares having dividend and/or liquidation preferences senior to the rights of the holders of our common stock and could dilute the voting rights of the holders of our common stock.

Prior to the issuance of shares of each series of preferred stock, the board of directors is required by the Delaware General Corporation Law and our Certificate of Incorporation to adopt resolutions and file a certificate of designation with the Secretary of State of the State of Delaware. The certificate of designation fixes for each class or series the designations, powers, preferences, rights, qualifications, limitations and restrictions, including, but not limited to, some or all of the following:

●	the number of shares constituting that series and the distinctive designation of that series, which number may be increased or decreased (but not below the number of shares then outstanding) from time to time by action of the board of directors;

●	the dividend rate and the manner and frequency of payment of dividends on the shares of that series, whether dividends will be cumulative, and, if so, from which date;

●	whether that series will have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights;

●	whether that series will have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the board of directors may determine;

●	whether or not the shares of that series will be redeemable, and, if so, the terms and conditions of such redemption;

●	whether that series will have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

●	whether or not the shares of the series will have priority over or be on a parity with or be junior to the shares of any other series or class in any respect;

●	the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights or priority, if any, of payment of shares of that series; and

●	any other relative rights, preferences and limitations of that series.

Once designated by our board of directors, each series of preferred stock may have specific financial and other terms.

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Series B Convertible Preferred Stock (the “Series B Preferred Stock”)

As of March 9, 2020, there were 17,303 shares of Series B Preferred Stock outstanding, convertible into an aggregate of 555,138 shares of our common stock (including the payment of the cumulative dividends accrued on the Series B Preferred Stock in an aggregate of 237,916 shares of our common stock).

On July 7, 2016, we issued 442,424 shares of Series B Preferred Stock in a public offering. Our Series B Preferred Stock has a stated value of $33.00 and was initially convertible into 0.00229 shares of common stock (subject to the beneficial ownership limitations as provided in the related certificate of designation of preferences) reflecting a conversion price equal to $14,437.50 per share, subject to adjustment as provided in the certificate of designation. In accordance with the anti-dilution price protection contained in the certificate of designation for the Series B Preferred Stock as further described below, we reduced the Series B Preferred Stock conversion price to $2,800.00 per share of common stock in connection with the underwritten public offering that closed on March 14, 2017, which was further reduced to $350.00 per share in connection with the private placement of 750 shares of Series D Preferred Stock in December 2017, to $150.00 per share in connection with the underwritten public offering that closed on March 1, 2018, to $87.50 per share in connection with the underwritten public offering that closed on April 2, 2018, to $15.00 per share in connection with the underwritten public offering that closed on July 3, 2018, to $5.00 per share in connection with the underwritten public offering that closed on April 8, 2019, then to $1.80 per share in connection with the underwritten public offering that closed on September 24, 2019.

The Series B Preferred Stock is convertible at any time at the option of the holder prior to the fifth anniversary of the date of issuance, at which time all shares of outstanding Series B Preferred Stock shall automatically and without any further action by the holder be converted into shares of our common stock at the then effective conversion price, provided that the holder will be prohibited from converting Series B Preferred Stock into shares of our common stock if, as a result of such conversion, the holder, together with its affiliates, would own more than 9.99% of the total number of shares of our common stock then issued and outstanding.

The holders of Series B Preferred Stock are entitled to receive cumulative dividends at the rate per share of 15% per annum of the stated value per share, until the fifth anniversary of the date of issuance of the Series B Preferred Stock. The dividends become payable, at our option, in either cash, out of any funds legally available for such purpose, or in shares of common stock, (i) upon any conversion of the Series B Preferred Stock, (ii) on each such other date as our board of directors may determine, subject to written consent of the holders of Series B Preferred Stock holding a majority of the then issued and outstanding Series B Preferred Stock, (iii) upon our liquidation, dissolution or winding up, and (iv) upon occurrence of a fundamental transaction, including any merger or consolidation, sale of all or substantially all of our assets, exchange or conversion of all of our common stock by tender offer, exchange offer or reclassification; provided, however, that if Series B Preferred Stock is converted into shares of common stock at any time prior to the fifth anniversary of the date of issuance of the Series B Preferred Stock, the holder will receive a make-whole payment in an amount equal to all of the dividends that, but for the early conversion, would have otherwise accrued on the applicable shares of Series B Preferred Stock being converted for the period commencing on the conversion date and ending on the fifth anniversary of the date of issuance, less the amount of all prior dividends paid on such converted Series B Preferred Stock before the date of conversion. Make-whole payments are payable at our option in either cash, out of any funds legally available for such purpose, or in shares of common stock.

With respect to any dividend payments and make-whole payments paid in shares of common stock, the number of shares of common stock to be issued to a holder of Series B Preferred Stock will be an amount equal to the quotient of (i) the amount of the dividend payable to such holder divided by (ii) the conversion price then in effect.

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We are not obligated to redeem or repurchase any shares of Series B Preferred Stock. Shares of Series B Preferred Stock are not otherwise entitled to any redemption rights, or mandatory sinking fund or analogous fund provision.

The Series B Preferred Stock, to the extent that it has not been converted previously, is subject to full ratchet anti-dilution price protection upon the issuance of equity or equity-linked securities at an effective common stock purchase price of less than the conversion price then in effect, subject to adjustment as provided in the certificate of designation. As such, while any of our Series B Preferred Stock is outstanding, if we issue equity or equity-linked securities at an effective common stock purchase price of less than the Series B Preferred Stock conversion price then in effect, we are required, subject to certain limitations and adjustments as provided in the certificate of designation, to reduce the Series B Preferred Stock conversion price to equal the effective common stock purchase price. This reduction in the Series B Preferred Stock conversion price will result in a greater number of shares of common stock becoming issuable upon conversion of the Series B Preferred Stock for no additional consideration.

In the event of our liquidation, dissolution, or winding up, holders of our Series B Preferred Stock will be entitled to receive the amount of cash, securities or other property to which such holder would be entitled to receive with respect to such shares of Series B Preferred Stock if such shares had been converted to common stock immediately prior to such event (without giving effect for such purposes to the 9.99% beneficial ownership limitation, as applicable) subject to the preferential rights of holders of any class or series of our capital stock specifically ranking by its terms senior to the Series B Preferred Stock as to distributions of assets upon such event, whether voluntarily or involuntarily.

The holders of the Series B Preferred Stock have no voting rights, except as required by law. Any amendment to our Certificate of Incorporation, bylaws or certificate of designation that adversely affects the powers, preferences and rights of the Series B Preferred Stock requires the approval of the holders of a majority of the shares of Series B Preferred Stock then outstanding.

We have not listed, and we do not plan on making an application to list, the Series B Preferred Stock on the NYSE American, any other national securities exchange or any other nationally recognized trading system.

Shares of Series B Preferred Stock were issued in book-entry form under a transfer agency and service agreement between Action Stock Transfer Corp., as transfer agent, and us, and are represented by one or more book-entry certificates deposited with DTC and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC.

The transfer agent and registrar for our Series B Preferred Stock is Action Stock Transfer Corp. The transfer agent’s address is 2469 E. Fort Union Blvd., Suite 214, Salt Lake City, Utah 84121.

You should review the certificate of designation of the Series B Preferred Stock, and subsequent amendments, which are filed as an exhibit to this Annual Report on Form 10-K, for a complete description of the terms and conditions of the Series B Preferred Stock.

Series C Convertible Preferred Stock (the “Series C Preferred Stock”)

As of March 9, 2020, there were 26,558 shares of Series C Preferred Stock outstanding, convertible into an aggregate of 94,428 shares of our common stock.

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On March 14, 2017, we issued 1,069,822 shares of Series C Preferred Stock in a public offering. Our Series C Preferred Stock has a stated value of $6.40, and each share of Series C Preferred Stock was initially convertible into 0.00229 of a share of common stock at an initial conversion price equal to $2,800 per share of common stock. Series C Preferred Stock, to the extent that it has not been converted previously, is subject to full ratchet anti-dilution price protection upon the issuance of equity or equity-linked securities at an effective common stock purchase price of less than the conversion price then in effect, subject to adjustment as provided in the certificate of designation. In accordance with the anti-dilution price protection contained in the certificate of designation for the Series C Preferred Stock as further described below, we reduced the Series C Preferred Stock conversion price to $150.00 per share in connection with the underwritten public offering that closed on March 1, 2018, to $87.50 per share in connection with the underwritten public offering that closed on April 2, 2018, to $15.00 per share in connection with the underwritten public offering that closed on July 3, 2018, to $5.00 per share in connection with the underwritten public offering that closed on April 8, 2019, then to $1.80 per share in connection with the underwritten public offering that closed on September 24, 2019.

The Series C Preferred Stock is convertible at any time at any time at the option of the holder, provided that the holder will be prohibited from converting Series C Preferred Stock into shares of our common stock if, as a result of such conversion, the holder, together with its affiliates, would own more than 4.99% of the total number of shares of our common stock then issued and outstanding. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99%, provided that any increase in such percentage shall not be effective until 61 days after such notice to us.

In the event of our liquidation, dissolution, or winding up, holders of our Series C Preferred Stock will be entitled to receive the amount of cash, securities or other property to which such holder would be entitled to receive with respect to such shares of Series C Preferred Stock if such shares had been converted to common stock immediately prior to such event (without giving effect for such purposes to the 4.99% or 9.99% beneficial ownership limitation, as applicable) subject to the preferential rights of holders of any class or series of our capital stock specifically ranking by its terms senior to the Series C Preferred Stock as to distributions of assets upon such event, whether voluntarily or involuntarily.

Shares of Series C Preferred Stock are not entitled to receive any dividends, unless and until specifically declared by our board of directors. However, holders of our Series C Preferred Stock are entitled to receive dividends on shares of Series C Preferred Stock equal (on an as-if-converted-to-common-stock basis, and without giving effect for such purposes to the 4.99% or 9.99% beneficial ownership limitation, as applicable) to and in the same form as dividends actually paid on shares of the common stock when such dividends are specifically declared by our board of directors. We are not obligated to redeem or repurchase any shares of Series C Preferred Stock. Shares of Series C Preferred Stock are not otherwise entitled to any redemption rights, or mandatory sinking fund or analogous fund provision.

The holders of the Series C Preferred Stock have no voting rights, except as required by law. Any amendment to our Certificate of Incorporation, bylaws or certificate of designation that adversely affects the powers, preferences and rights of the Series C Preferred Stock requires the approval of the holders of a majority of the shares of Series C Preferred Stock then outstanding.

Pursuant to the anti-dilution provisions contained in the certification of designation for our Series C Preferred Stock, in the event that, while any of our Series C Preferred Stock is outstanding, we issue equity or equity-linked securities at an effective common stock purchase price of less than the Series C Preferred Stock conversion price then in effect, we are required, subject to certain limitations and adjustments as provided in the certificate of designation, to reduce the Series C Preferred Stock conversion price to equal the effective common stock purchase price. This reduction in the Series C Preferred Stock conversion price will result in a greater number of shares of common stock becoming issuable upon conversion of the Series C Preferred Stock for no additional consideration.

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We have not listed, and we do not plan on making an application to list, the Series C Preferred Stock on the NYSE American, any other national securities exchange or any other nationally recognized trading system.

Shares of Series C Preferred Stock were issued in book-entry form under a transfer agency and service agreement between Action Stock Transfer Corp., as transfer agent, and us, and are represented by one or more book-entry certificates deposited with DTC and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC.

The transfer agent and registrar for our Series C Preferred Stock is Action Stock Transfer Corp. The transfer agent’s address is 2469 E. Fort Union Blvd., Suite 214, Salt Lake City, Utah 84121.

You should review the certificate of designation of the Series C Preferred Stock, and a subsequent amendment, which are filed as an exhibit to this Annual Report on Form 10-K, for a complete description of the terms and conditions of the Series C Preferred Stock.

Series A Warrants

On July 7, 2016, we issued to certain investors in an underwritten public offering Series A Warrants to purchase up to an aggregate of 1,102 shares of our common stock at an exercise price of $8,750 per share. The Series A Warrants are exercisable immediately and may be exercised until 5:00 p.m. New York City time on July 7, 2021. The Series A Warrants may be exercised only for a whole number of shares of common stock.

These Series A Warrants trade on the NYSE American under the symbol “NSPR.WS.” As of March 9, 2020, the Series A Warrants issued and outstanding are exercisable into 1,102 shares of common stock.

The Series A Warrants were issued in book-entry form under a warrant agent agreement between Action Stock Transfer Corp., as warrant agent, and us, and are represented by one or more book-entry certificates deposited with DTC, and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC. The warrant agent agreement, and the form of Series A Warrant certificate attached thereto, is included as an exhibit to this Annual Report on Form 10-K. You should review the warrant agent agreement and the form of Series A Warrant certificate for a complete description of the terms and conditions of the Series A Warrants.

The warrant agent and registrar for the Series A Warrants is Action Stock Transfer Corp. The warrant agent’s address is 2469 E. Fort Union Blvd., Suite 214, Salt Lake City, Utah 84121.

Exercisability. The Series A Warrants are exercisable at any time after the date of issuance, and at any time up to the date that is 60 months from the date of issuance, at which time any unexercised Series A Warrants will expire and cease to be exercisable. The Series A Warrants are exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and by payment in full in immediately available funds for the number of shares of common stock purchased upon such exercise. If a registration statement registering the issuance of the shares of common stock underlying the Series A Warrants under the Securities Act, is not then effective or available, the holder may exercise the Series A Warrants through a cashless exercise, in whole or in part, in which case the holder would receive upon such exercise the net number of shares of common stock determined according to the formula set forth in the Series A Warrants. No fractional shares of common stock will be issued in connection with the exercise of the Series A Warrants. In lieu of fractional shares, we will either pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price or round up to the next whole share.

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Exercise Limitation. A holder will not have the right to exercise any portion of the Series A Warrant if the holder (together with its affiliates) would beneficially own in excess of 4.99% of the number of shares of our stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Series A Warrants. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99%, provided that any increase in such percentage shall not be effective until 61 days after such notice to us.

Exercise Price; Anti-Dilution. The current exercise price per share of common stock purchasable upon exercise of the Series A Warrants is $8,750 per share of common stock. The exercise price is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock.

Transferability. Subject to applicable laws, the warrants may be offered for sale, sold, transferred or assigned without our consent.

Fundamental Transactions. In the event of a fundamental transaction, as described in the Series A Warrants and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the holders of the warrants will be entitled to receive upon exercise of the warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the warrants immediately prior to such fundamental transaction.

Rights as a Stockholder. Except as otherwise provided in the warrants or by virtue of such holder’s ownership of shares of our common stock, the holder of a warrant does not have the rights or privileges of a holder of our common stock, including any voting rights, until the holder exercises the warrant.

We, with the consent of the Series A Warrant holders holding all of the then outstanding Series A Warrants, may increase the exercise price, shorten the expiration date and amend all other warrant terms. We may lower the exercise price or extend the expiration date without the consent of the holders.

Series B Warrants

On March 14, 2017, we issued to certain investors in an underwritten public offering Series B Warrants to purchase up to an aggregate of 2,448 shares of our common stock at an exercise price of $3,500 per share. The Series B Warrants are exercisable immediately and may be exercised until 5:00 p.m. New York City time on March 14, 2022. The Series B Warrants may be exercised only for a whole number of shares of common stock.

These Series B Warrants trade on the NYSE American under the symbol “NSPR.WSB.” As of March 9, 2020, the Series B Warrants issued and outstanding are exercisable into 2,448 shares of common stock.

The Series B Warrants were issued in book-entry form under a warrant agent agreement between Action Stock Transfer Corp., as warrant agent, and us, and are represented by one or more global book-entry certificates deposited with DTC, and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC. The warrant agent agreement, and the form of Series B Warrant certificate attached thereto, is included as an exhibit to this Annual Report on Form 10-K. You should review the warrant agent agreement and the form of Series B Warrant certificate for a complete description of the terms and conditions of the Series B Warrants.

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The warrant agent and registrar for the Series B Warrants is Action Stock Transfer Corp. The warrant agent’s address is 2469 E. Fort Union Blvd., Suite 214, Salt Lake City, Utah 84121.

Exercisability. The Series B Warrants are exercisable at any time after the date of issuance, and at any time up to the date that is 5 years from the date of issuance, at which time any unexercised Series B Warrants will expire and cease to be exercisable. The Series B Warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and by payment in full in immediately available funds for the number of shares of common stock purchased upon such exercise. If a registration statement registering the issuance of the shares of common stock underlying the Series B Warrants under the Securities Act is not then effective or available, the holder may exercise the warrant through a cashless exercise, in whole or in part, in which case the holder would receive upon such exercise the net number of shares of common stock determined according to the formula set forth in the warrant. No fractional shares of common stock will be issued in connection with the exercise of a warrant. In lieu of fractional shares, we will either pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price or round up to the next whole share.

Exercise Limitation. A holder will not have the right to exercise any portion of the warrant if the holder (together with its affiliates) would beneficially own in excess of 4.99% of the number of shares of our stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Series B Warrants. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99%, provided that any increase in such percentage shall not be effective until 61 days after such notice to us.

Exercise Price; Anti-Dilution. The current exercise price per share of common stock purchasable upon exercise of the Series B Warrants is $3,500 per share of common stock. The exercise price is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock.

Transferability. Subject to applicable laws, the Series B Warrants may be offered for sale, sold, transferred or assigned without our consent. There is currently no trading market for the Series B Warrants and a trading market may not ever develop.

Fundamental Transactions. In the event of a fundamental transaction, as described in the Series B Warrants and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the holders of the Series B Warrants will be entitled to receive upon exercise of the Series B Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the Series B Warrants immediately prior to such fundamental transaction. Notwithstanding the foregoing, in the event of a fundamental transaction, each holder may, at its option, at any time concurrently with, or within 30 days after, the consummation of such fundamental transaction, cause us to purchase the unexercised portion of the Series B Warrants at an amount of cash equal to the Black-Scholes value of such Series B Warrants on the date of the consummation of such fundamental transaction; provided, however, such holder may not require us or our successor entity to purchase the Series B Warrants for the Black-Scholes value solely in connection with a fundamental transaction that is (i) not approved by our board of directors and (ii) not within our control.

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Rights as a Stockholder. Except as otherwise provided in the Series B Warrants or by virtue of such holder’s ownership of shares of our common stock, the holder of a warrant does not have the rights or privileges of a holder of our common stock, including any voting rights, until the holder exercises the warrant.

We, with the consent of the Series B Warrant holders holding all of the then outstanding Series B Warrants, may increase the exercise price, shorten the expiration date and amend all other warrant terms. We may lower the exercise price or extend the expiration date without the consent of investors.

Delaware Anti-Takeover Law, Provisions of our Certificate of Incorporation and Bylaws

Delaware Anti-Takeover Law

We are subject to Section 203 of the Delaware General Corporation Law. Section 203 generally prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

●	prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

●	the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (i) shares owned by persons who are directors and also officers and (ii) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●	on or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a business combination to include:

●	any merger or consolidation involving the corporation and the interested stockholder;

●	any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

●	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; or

●	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with, or controlling, or controlled by, the entity or person. The term “owner” is broadly defined to include any person that, individually, with or through that person’s affiliates or associates, among other things, beneficially owns the stock, or has the right to acquire the stock, whether or not the right is immediately exercisable, under any agreement or understanding or upon the exercise of warrants or options or otherwise or has the right to vote the stock under any agreement or understanding, or has an agreement or understanding with the beneficial owner of the stock for the purpose of acquiring, holding, voting or disposing of the stock.

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The restrictions in Section 203 do not apply to corporations that have elected, in the manner provided in Section 203, not to be subject to Section 203 of the Delaware General Corporation Law or, with certain exceptions, which do not have a class of voting stock that is listed on a national securities exchange or held of record by more than 2,000 stockholders. Our Certificate of Incorporation and bylaws do not opt out of Section 203.

Section 203 could delay or prohibit mergers or other takeover or change in control attempts with respect to us and, accordingly, may discourage attempts to acquire us even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

Certificate of Incorporation and Bylaws

Provisions of our Certificate of Incorporation and bylaws may delay or discourage transactions involving an actual or potential change in our control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our common stock. Among other things, our Certificate of Incorporation and bylaws:

●	permit our board of directors to issue up to 5,000,000 shares of preferred stock, without further action by the stockholders, with any rights, preferences and privileges as they may designate, including the right to approve an acquisition or other change in control;

●	provide that the authorized number of directors may be changed only by resolution of the board of directors;

●	provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

●	divide our board of directors into three classes, with each class serving staggered three-year terms;

●	do not provide for cumulative voting rights (therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose);

●	provide that special meetings of our stockholders may be called only by our board of directors; and

●	set forth an advance notice procedure with regard to the nomination, other than by or at the direction of our board of directors, of candidates for election as directors and with regard to business to be brought before a meeting of stockholders.

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